Exhibit 3.1.25

Execution Version
NINTH AMENDMENT
TO
SECOND RESTATED AND AMENDED
AGREEMENT OF LIMITED PARTNERSHIP
OF
LIBERTY PROPERTY LIMITED PARTNERSHIP
This Ninth Amendment to the Second Restated and Amended Agreement of Limited Partnership, dated as of November 30, 2011 (this “Amendment”), is entered into bey LIBERTY PROPERTY TRUST, a Maryland real estate investment trust, as general partner (the “General Partner”) of LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership (the “Partnership”), for itself and on behalf of the limited partners of the Partnership, and the persons and entities executing this Amendment on the signature pages hereof and listed thereon as limited partners (each, a “Series I Preferred Partner” and, collectively, the “Series I Preferred Partners”).
Whereas, Section 4.2(a) of the Second Restated and Amended Agreement of Limited Partnership of the Partnership, as amended by that certain First Amendment to the Second Restated and Amended Agreement of Limited Partnership, dated as of July 28, 1999, that certain Second Amendment to the Second Restated and Amended Agreement of Limited Partnership, dated as of April 18, 2000, that certain Third Amendment to the Second Restated and Amended Agreement of Limited Partnership, dated as of June 10, 2002, that certain Fourth Amendment to the Second Restated and Amended Agreement of Limited Partnership, dated as of September 1, 2004, that certain Fifth Amendment to the Second Restated and Amended Agreement of Limited Partnership, dated as of June 16, 2005, that certain Sixth Amendment to the Second Restated and Amended Agreement of Limited Partnership, dated as of June 30, 2005 (as amended), that certain Seventh Amendment to the Second Restated and Amended Agreement of Limited Partnership, dated as of December 15, 2006 and that certain Eighth Amendment to the Second Restated and Amended Agreement of Limited Partnership, dated as of August 21, 2007 (collectively, as amended, the “Partnership Agreement”), authorizes the General Partner to cause the Partnership to issue additional Partnership Units in one or more classes or series, with such designations, preferences and relative, participating, optional or other special rights, powers and duties as shall be determined by the General Partner, subject to the provisions of such section; and
Whereas, pursuant to the authority granted to the General Partner pursuant to Sections 4.2(a) and 14.1(b) of the Partnership Agreement, the General Partner desires to amend the Partnership Agreement (i) to establish two new classes of Partnership Units, the “Series I-1 Preferred Units” and the “Series I-2 Preferred Units” (both as hereinafter defined, and collectively, the “Series I Preferred Units”), and to set forth the designations, rights, powers, preferences and duties of such Series I Preferred Units, (ii) to issue the Series I Preferred Units to the Series I Preferred Partners in the amounts set forth opposite their respective names on Exhibit A to this Amendment, and admit the Series I Preferred Partners as Additional Limited Partners and (iii) to make certain other changes to the Partnership Agreement.

Now, therefore, in consideration of good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Partnership Agreement as follows:
Section 1.Definitions; Capital Account Balance.
(a)For purposes of this Amendment, the term “Parity Preferred Units” shall be used to refer to any class or series of Partnership Interests of the Partnership now or hereafter authorized, issued or outstanding expressly designated by the Partnership to rank on a parity with Series I Preferred Units with respect to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Partnership including, without limitation, the “7.45% Series B Cumulative Redeemable Preferred Partnership Interests,” the “7.625% Series D Cumulative Redeemable Preferred Partnership Interests,” the “7.00% Series E Cumulative Redeemable Preferred Partnership Interests,” the “6.65% Series F Cumulative Redeemable Preferred Partnership Interests,” the “6.70% Series G Cumulative Redeemable Preferred Partnership Interests” and the “7.40% Series H Cumulative Redeemable Preferred Partnership Interests.” The terms “Series I-1 Priority Return” and “Series I-2 Priority Return” shall mean amounts equal to 4.00% and 6.25%, respectively, per annum, as the same may be adjusted pursuant to Section 3(a) below, determined on the basis of a 360 day year of twelve (12) 30-day months (and for any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable will be computed based on the ratio of the actual number of days elapsed in such period to ninety (90) days), cumulative to the extent not distributed for any given distribution period pursuant to Section 6.2 of the Partnership Agreement, of the stated value of $25 per Series I Preferred Unit, commencing on the date of issuance of such Series I Preferred Unit. The term “Subsidiary” shall mean with respect to any person, any corporation, partnership, limited liability company, joint venture or other entity of which a majority of (i) voting power of the voting equity securities or (ii) the outstanding equity interests, is owned, directly or indirectly, by such person.
(b)The aggregate Capital Account Balance of the initial Series I Preferred Partner shall be equal to $49,750,000 minus the amount required to repay the Existing Debt in full on the first business day immediately following the date of Closing, including, without limitation, any and all fees, costs and penalties imposed by the lender in connection therewith, as set forth on Exhibit A-1 hereto, and the Capital Account Balance of each subsequent Series I Preferred Partner following the liquidation of the initial Series I Preferred Partner is set forth opposite the name of such Series I Preferred Partner on Exhibit A-2 hereto. On the date hereof, the initial Series I Preferred Partner shall be the holder of all of the Series I-1 Preferred Units and Series I-2 Preferred Units (each as defined below) and as part of the liquidation of the initial Series I Preferred Partner shall distribute to the Persons set forth on Exhibit A-2 the Series I-1 Preferred Units or Series I-2 Preferred Units, as applicable, in accordance with Section 8 of this Amendment and such Persons shall become Series I Preferred Partners.
Section 2.Designation and Number. A series of Partnership Interests in the Partnership designated as the “4.00% Series I-1 Cumulative Redeemable Preferred Partnership Interests” (the “Series I-1 Preferred Units”) is hereby established. The maximum number of Series I-1 Preferred Units shall be 362,369.260. A series of Partnership Interests in the Partnership designated as the “6.25% Series I-2 Cumulative Redeemable Preferred Partnership Interests” (the “Series I-2 Preferred Units”) is hereby established. The maximum number of Series I-2 Preferred Units shall be 301,500.07.
Section 3.
(a)Payment of Distributions. Subject to the rights of holders of Parity Preferred Units and holders of Partnership Interests ranking senior to the Series I Preferred Units as to payment of distributions, pursuant to Section 6.2 of the Partnership Agreement, holders of Series I Preferred Units will be entitled to receive, when, as and if declared by the Partnership acting through the General Partner, out of Net Operating Cash Flow, cumulative preferential cash distributions at the rate per annum of 4.00% of the stated value of $25 per Series I-1 Preferred Unit or 6.25% of the stated value of $25 per Series I-2 Preferred Unit, as the case may be. All distributions shall be cumulative, shall accrue from the original date of issuance and will be payable (i) quarterly in arrears, on or before March 31, June 30, September 30 and December 31 of each year commencing on the first such date to occur after the original date of issuance, and (ii) in the event of a redemption of Series I Preferred Units, on the redemption date (each a “Preferred Unit Distribution Payment Date”). The amount of the distribution payable for any period will be computed on the basis of a 360-day year of twelve (12) 30-day months and for any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable will be computed based on the ratio of the actual number of days elapsed in such period to ninety (90) days. If any date on which distributions are to be made on the Series I Preferred Units is not a Business Day (as such term is defined herein), then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Distributions on the Series I Preferred Units will be made to the holders of record of the Series I Preferred Units on the relevant record dates to be fixed by the Partnership acting through the General Partner, which record dates shall in no event exceed fifteen (15) Business Days prior to the relevant Preferred Unit Distribution Payment Date (the “Preferred Unit Partnership Record Date”). “Business Day” shall mean each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.
(b)Distributions Cumulative. Distributions on the Series I Preferred Units will accrue whether or not the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness at any time prohibit the declaration, setting aside for payment or current payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized. Accrued but unpaid distributions on the Series I Preferred Units will accumulate as of the Preferred Unit Distribution Payment Date on which they first become payable. Distributions on account of arrears for any past distribution periods may be declared and paid at any time, without reference to a regular Preferred Unit Distribution Payment Date to holders of record of the Series I Preferred Units on the record date fixed by the Partnership acting through the General Partner, which date shall not exceed fifteen (15) Business Days prior to the payment date. Accumulated and unpaid distributions will not bear interest.
(c)Priority as to Distributions.
(i)So long as any Series I Preferred Units are outstanding, no distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to any class or series of Partnership Interest of the Partnership ranking junior as to the payment of distributions or rights upon a voluntary or involuntary liquidation, dissolution or winding-up of the Partnership to the Series I Preferred Units (collectively, “Junior Units”), nor shall any cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Series I Preferred Units, any Parity Preferred Units or any Junior Units, unless, in each case, all distributions accumulated on all Series I Preferred Units and all classes and series of outstanding Parity Preferred Units have been paid in full or a sum sufficient for such full payment has been irrevocably deposited in trust for immediate payment. The foregoing sentence will not prohibit (a) distributions payable solely in Junior Units, (b) the conversion of Junior Units or Parity Preferred Units into Partnership Interests of the Partnership ranking junior to the Series I Preferred Units as to distributions and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Partnership,

(c) the redemption of Partnership Interests corresponding to any Parity Preferred Shares or Junior Shares to be purchased by the General Partner pursuant to Article VII of the Amended and Restated Declaration of Trust of the General Partner (as amended and modified through the date hereof, the “Charter”) to preserve the General Partner's status as a real estate investment trust, provided that such redemption shall be upon the same terms as the corresponding purchase pursuant to Article VII of the Charter or (d) the foreclosure by the Partnership on the Partnership Interests constituting the Indemnity Collateral and/or the Special Indemnity Collateral (as such term is defined in Section 13.3 of the Partnership Agreement).
(ii)So long as distributions have not been paid in full (or a sum sufficient for such full payment is not irrevocably deposited in trust for immediate payment) upon the Series I Preferred Units, all distributions authorized and declared on the Series I Preferred Units and all classes or series of outstanding Parity Preferred Units shall be authorized and declared so that the amount of distributions authorized and declared per Series I Preferred Unit and such other classes or series of Parity Preferred Units shall in all cases bear to each other the same ratio that accrued distributions per Series I Preferred Unit and such other classes or series of Parity Preferred Units (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such class or series of Parity Preferred Units do not have cumulative distribution rights) bear to each other. No interest or any sum of money in lieu of interest shall be payable in respect of any distribution, payment or payments on Series I Preferred Units which may be in arrears.
(d)No Further Rights. Holders of Series I Preferred Units shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described in this Amendment.
Section 4.Allocations. Section 1 of Exhibit C to the Partnership Agreement is hereby deleted and replaced by the following:
(a)Net Income. Except as otherwise provided herein, Net Income for any fiscal year or other applicable period shall be allocated in the following order and priority:
(i)first, to the General Partner to the extent of Net Loss previously allocated to the General Partner pursuant to Section 1(b)(iii) below for all prior fiscal years or other applicable periods exceed Net Income previously allocated to the General Partner pursuant to this Section 1(a)(i) for all prior fiscal years or other applicable periods;
(ii)second, to Partners holding any Partnership Interests that are entitled to any preference in distribution to the extent that Net Loss previously allocated to such holders pursuant to Section l(b)(ii) below for all prior fiscal years or other applicable periods exceeds Net Income previously allocated to such Partners pursuant to this Section 1(a)(ii) for all prior fiscal years or other applicable periods;
(iii)third, to Partners holding Partnership Interests of a class not entitled to preference in distribution to the extent that Net Loss previously allocated to such holders pursuant to Section 1(b)(i) below for all prior fiscal years or other applicable periods exceeds Net Income previously allocated to such holders pursuant to this Section 1(a)(iii) for all prior fiscal years or other applicable periods;
(iv)fourth, to Partners holding any Partnership Interests that are entitled to any preference in distribution in accordance with the rights of any such class of Partnership Interests until each such Partnership Interest has been allocated, Net Income equal to the excess of (A) the cumulative amount of preferred distributions such Partners are entitled to receive to the last day of the current fiscal year or other applicable period or to the date of redemption, to the extent such Partnership Interests are redeemed during such period, over (B) the cumulative Net Income allocated to such Partners, pursuant to this Section 1(a)(iv)

for all prior fiscal years or other applicable periods (and, within each such class, pro rata in proportion to the respective share of such Partnership Interests each Partner holds as of the last day of the period for which such allocation is being made); and
(v)fifth, with respect to Partnership Interests that are not entitled to any preference in the allocation of Net Income, pro rata to each such class in accordance with the terms of such class (and, within each such class, pro rata in proportion to each Partner's respective share of such Partnership Interests as of the last day of the period for which such allocation is being made).
Provided, further, that the holders of the Series E Preferred Units, Series F Preferred Units, Series G Preferred Units, Series H Preferred Units and Series I Preferred Units shall be allocated an amount of the net “rents from real property” (within the meaning of Sec. 856(d) of the Code) of the Partnership equal to all amounts paid or accrued with respect to the Series E Preferred Units, Series F Preferred Units, Series G Preferred Units, Series H Preferred Units and Series I Preferred Units, respectively, pursuant to Section 3.(a) of the Fifth Amendment to the Second Restated and Amended Agreement of Limited Partnership, dated as of June 16, 2005, Section 3.(a) of the Sixth Amendment to the Second Restated and Amended Agreement of Limited Partnership, dated as of June 30, 2005 (as amended), Section 3.(a) of the Seventh Amendment to the Second Restated and Amended Agreement of Limited Partnership, dated as of December 15, 2006, Section 3.(a) of the Eighth Amendment to the Second Restated and Amended Agreement of Limited Partnership, dated as of August 21, 2007 and Section 3.(a) of this Amendment, respectively, with respect to such fiscal year or other period in lieu of any allocation of Net Income or Net Loss under this Section 4 and the amount of Net Income and Net Loss of the Partnership for any fiscal year or other period shall be computed after taking into account the special allocation of such net income to the holders of the Series E Preferred Units, Series F Preferred Units, Series G Preferred Units, Series H Preferred Units and Series I Preferred Units, provided that the amount of net “rents from real property” that are allocated to the holders of the Series F Preferred Units, Series G Preferred Units, Series H Preferred Units and Series I Preferred Units with respect to any fiscal year or other period shall not exceed the amount of Net Income that would have been allocated to such holders under this Section 1 had the foregoing allocations of net “rents from real property” not been included in the Partnership Agreement.
(b)Net Loss. Except as otherwise provided herein, Net Loss for any fiscal year or other applicable period shall be allocated in the following order and priority:
(i)first, with respect to classes of Partnership Interests that are not entitled to any preference in distribution (including the General Partner Interest), pro rata to each such class in accordance with the terms of such class (and, within such class, pro rata in proportion to each Partner's respective share of such Partnership Interests as of the last day of the period for which such allocation is being made) until the Adjusted Capital Account (ignoring for this purpose any amounts a Partner is obligated to contribute to the capital of the Partnership or is deemed obligated to contribute pursuant to Regulations Section 1.704-1(b)(2)(ii)(c)(2)) of each Partner with respect to such Partnership Interests is reduced to zero;
(ii)second, to the Partners holding any Partnership Interests that are entitled to any preference in distribution in accordance with the rights of any such class of Partnership Interests (and, if there is more than one class of such Partnership Interests, then in the reverse order of their preference in distribution), until the Adjusted Capital Account (modified in the same manner as in clause (i), except that such Partner's Adjusted Capital Account shall be increased by the amount of the Protected Partner's Protected Amount (as defined in the DRO, which is in turn defined in Section 12(e)(iii) hereof) of such Partner) of each such Partner with respect to such Partnership Interests is reduced to zero; and
(iii)third, to the General Partner.
To the extent permitted under Section 704 of the Code, solely for purposes of allocating Net Income or Net Loss in any taxable year (or a portion thereof) to Partners holding Series B Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units or Series H Preferred Units pursuant to this Section 4, items of Net Income or Net Loss, as the case may be, shall not include Depreciation with respect to properties that are “ceiling limited” in respect of holders of Series B Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units or Series H Preferred Units. For purposes of the preceding sentence, Partnership property shall be considered “ceiling limited” in respect of a holder of Series B Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units or Series H Preferred Units if Depreciation attributable to such Partnership property which would otherwise be allocable to such Partner, without regard to this paragraph, exceeds depreciation determined for federal income tax purposes attributable to such Partnership property which would otherwise be allocable to such holder by more than 5%. Notwithstanding the foregoing sentences in this paragraph, in applying this paragraph, the General Partner may, in its discretion for administrative ease and convenience, calculate Net Income or Net Loss in any taxable year (or a portion thereof) allocable to the Partners holding Series B Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units Series G Preferred Units or Series H Preferred Units by excluding Depreciation with respect to all properties of the Partnership. The parties intend hereunder that the aggregate Capital Account balance of the holders of Series B Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units Series G Preferred Units, Series H Preferred Units or Series I Preferred Units at any date shall not exceed the amount of the original Capital Contribution of such holder plus the cumulative Priority Return, whether or not declared, to the extent not previously distributed.
Section 5.Liquidation Proceeds.
(a)Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Partnership, distributions on the Series I Preferred Units shall be made in accordance with Section 8.2 of the Partnership Agreement.
(b)Notice. Written notice of any such voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by (i) fax and (ii) by first class mail, postage prepaid, not less than twenty (20) and not more than sixty (60) days prior to the payment date stated therein, to each record holder of the Series I Preferred Units at the respective addresses of such holders as the same shall appear on the transfer records of the Partnership.
(c)No Further Rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series I Preferred Units will have no right or claim to any of the remaining assets of the Partnership.
(d)Consolidation, Merger or Certain Other Transactions. The consolidation or merger of the Partnership with or into any other corporation, trust, partnership, limited liability company or other entity (or of any other corporation, trust, partnership, limited liability company or other entity with or into the Partnership), or the sale, lease, exchange, transfer or conveyance of all or substantially all of the property or business of the Partnership shall not be deemed to constitute a liquidation, dissolution or winding-up of the Partnership; provided, that upon the sale, lease, exchange, transfer or conveyance of all or substantially all of the property or business of the Partnership, if the Common Shares of the General Partner shall no longer be traded on a nationally recognized exchange, prior to the Partnership making any distributions to the holders of Junior Units, the Partnership shall set aside and reserve an amount equal to the aggregate Capital Accounts of all Parity Preferred Units at the time of such sale, lease, exchange, transfer or conveyance of all or substantially all of the property or business of the Partnership and shall not distribute the amounts so reserved until the liquidation of the Partnership and distribution of amounts pursuant to Section 8.2 of the Partnership Agreement.
Section 6.Redemption.

(a)Option of Series I Partners to Cause Optional Redemption.
(i)Each holder of the Series I-1 Preferred Units may, at its sole option, at any time after the date of this Amendment and prior to 5:00 p.m., New York City time, on the date that is six (6) months after the date of this amendment, require the Partnership to redeem such holder's Series I-1 Preferred Units, in whole or in part, at any time or from time to time, upon five (5) Business Days written notice, at a redemption price, payable in cash, equal to the original Capital Contribution of such holder with respect to such Units plus the cumulative Series I-1 Priority Return with respect to such Units, whether or not declared, to the redemption date to the extent not previously distributed (the “Series I-1 Redemption Price”). After 5:00 p.m., New York City time, on the date that is six (6) months after the date of this amendment, no Series I-1 Preferred Units that have not previously been the subject of a notice of redemption delivered to the Partnership pursuant to Section 6(c) of this Amendment shall be eligible for redemption at the option of the holder thereof.
(ii)Each holder of the Series I-2 Preferred Units may, at its sole option, at any time after the date of this amendment, but not more than one time during any calendar quarter, require the Partnership to redeem such holder's Series I-2 Preferred Units, in whole or in part (but, with respect to partial redemptions, not in an amount less than one thousand (1,000) units in any given redemption), at any time or from time to time, upon ten (10) days written notice, at a redemption price, payable in cash, equal to the original Capital Contribution of such holder with respect to such Units plus the cumulative Series I-2 Priority Return with respect to such Units, whether or not declared, to the redemption date to the extent not previously distributed (the “Series I-2 Redemption Price”).
(b)Mandatory Redemption at the Option of the Partnership. On or after the later of (i) the date following the date of expiration of the Protected Period with respect to any Series I-2 Preferred Holder or (ii) November 29, 2016, the Partnership at its sole option shall have the right to redeem the Series I-2 Preferred Units held by any Series I-2 Preferred Holder, in whole or in part, at any time or from time to time, upon not less than thirty (30) nor more than sixty (60) days written notice, at a redemption price, payable in cash, equal to the Series I-2 Redemption Price for such holder; provided, however, that no redemption pursuant to this Section 6 will be permitted if the Series I-2 Redemption Price does not equal or exceed the original Capital Contribution of such holder plus the cumulative Series I-2 Priority Return, as the case may be, whether or not declared, to the redemption date to the extent not previously distributed.
(c)Procedures for Redemption.
(i)In the case of a redemption at the option of a holder of Series I Preferred Units pursuant to Section 6(a), such holder shall provide written notice of such redemption to the Partnership at the executive offices of its general partner. The Partnership will pay the Series I-1 Redemption Price or the Series I-2 Redemption Price, as the case may be, within five (5) Business Days of receipt of the holder's notice of redemption in the case of the redemption of any Series I-1 Preferred Units and within ten (10) days of receipt of the holder's notice of redemption in the case of the redemption of any Series I-2 Preferred Units. If the Series I Preferred Units are evidenced by a certificate and if fewer than all Series I Preferred Units evidenced by any certificate are being redeemed, a new certificate shall be issued, upon surrender of the certificate evidencing all Series I Preferred Units, evidencing the unredeemed Series I Preferred Units without cost to the holder thereof. On and after the date of such redemption, distributions will cease to accumulate on the Series I Preferred Units or portions thereof called for redemption, unless the Partnership defaults in the payment thereof. If any date fixed for redemption of Series I Preferred Units is not a Business Day, then payment of the Series I-1 Redemption Price or the Series I-2 Redemption Price, as the case may be, payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay). If payment of the Series I-1 Redemption Price or the Series I-2 Redemption Price, as the case may be, is not made by the Partnership on the redemption date, distributions on such Series I Preferred Units will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable Redemption Price.
(ii)In the case of a redemption at the option of the Partnership pursuant to Section 6(b), notice of redemption (which shall be irrevocable) will be mailed by the Partnership, by certified mail, postage prepaid, not less than thirty (30) nor more than sixty (60) days prior to the redemption date, addressed to the respective holders of record of the Series I Preferred Units at their respective addresses as they appear on the records of the Partnership. No failure to give or defect in such notice or in the transmission thereof shall affect the validity of the proceedings for the redemption of any Series I Preferred Units except as to the holder to whom such notice was defective or not given or received. In addition to any information required by law, each such notice shall state: (1) the redemption date; (2) the Series I-1 Redemption Price or Series I-2 Redemption Price, as the case may be; (3) the aggregate number of Series I Preferred Units to be redeemed and if fewer than all of the outstanding Series I Preferred Units are to be redeemed, the number of Series I Preferred Units to be redeemed held by such holder; (4) the place or places where the Series I Preferred Units are to be surrendered for payment of the Redemption Price; (5) that distributions on the Series I Preferred Units to be redeemed will cease to accumulate on such redemption date; and (6) that payment of the Redemption Price will be made upon presentation and surrender of such Series I Preferred Units.
(iii)If the Series I Preferred Units are evidenced by a certificate and if fewer than all Series I Preferred Units evidenced by any certificate are being redeemed, a new certificate shall be issued, upon surrender of the certificate evidencing all Series I Preferred Units, evidencing the unredeemed Series I Preferred Units without cost to the holder thereof. On and after the date of such redemption, distributions will cease to accumulate on the Series I Preferred Units or portions thereof called for redemption, unless the Partnership defaults in the payment thereof. If any date fixed for redemption of Series I Preferred Units is not a Business Day, then payment of the Series I-1 Redemption Price or the Series I-2 Redemption Price, as the case may be, payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay). If payment of the Series I-1 Redemption Price or the Series I-2 Redemption Price, as the case may be, is not made by the Partnership on the redemption date, distributions on such Series I Preferred Units will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable Redemption Price.
Section 7.Voting Rights.
(a)Holders of the Series I Preferred Units will not have any voting rights or right to consent except as set forth below.
(b)So long as any Series I Preferred Units remain outstanding, the Partnership shall not, without the affirmative vote of the holders of at least two-thirds of the Series I Preferred Units outstanding at the time, (i) (A) authorize or create, or increase the authorized or issued amount of, any class or series of Partnership Interests senior to the Series I Preferred Units with respect to payment of distributions or rights upon liquidation, dissolution or winding-up, (B) reclassify any Partnership Interests of the Partnership into any such senior Partnership Interest, or (C) create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such senior Partnership Interests; (ii) (A) authorize or create, or increase the authorized or issued amount of any

Parity Preferred Units, (B) reclassify any Partnership Interest into a Parity Preferred Unit, or (C) create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any Parity Preferred Unit; provided, however, that restrictions contained in this clause (ii) of this paragraph (b) shall apply only to Parity Preferred Units that are issued to an Affiliate of the Partnership other than on arms' length terms, and to no other issuance, including, without limitation, an issuance to the General Partner, the purpose of which is to allow the General Partner to issue corresponding preferred Shares to persons who are not Affiliates of the Partnership; (iii) either (A) consolidate or merge into or with any corporation or other entity or (B) amend, alter or repeal the provisions of the Partnership Agreement, whether by merger or consolidation or otherwise, in such a way that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series I Preferred Units or the holders thereof; provided, however, that with respect to the occurrence of a merger or consolidation, so long as (1) the Partnership is the surviving entity and the Series I Preferred Units remain outstanding with the terms thereof unchanged, or (2) the resulting, surviving or transferee entity is a partnership, limited liability company or other pass-through entity organized under the laws of any state, and such entity substitutes for the Series I Preferred Units other interests in such entity having substantially the same terms and rights as the Series I Preferred Units, including with respect to distributions, redemption, tax protection, voting rights and rights upon liquidation, dissolution or winding-up, then the occurrence of any such event shall not be deemed to materially and adversely affect the rights, privileges or voting powers of the holders of the Series I Preferred Units; provided, further, that any increase in the amount of Partnership Interests or the creation or issuance of any other class or series of Partnership Interests shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series I Preferred Units, if such Partnership Units rank (y) junior to the Series I Preferred Units with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, or (z) on a parity with the Series I Preferred Units with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up; provided, however, that any Preferred Units issued in reliance on the preceding clause (z) shall have been issued to an Affiliate of the Partnership on arms' length terms, or to the General Partner in order to allow the General Partner to issue corresponding preferred Shares to persons who are not Affiliates of the Partnership; or (iv) amend or modify the terms of this Amendment; provided, however, that provided, however, that with respect to clauses (i) and (ii) of this paragraph (b), if (1) the holders of the then outstanding Parity Preferred Units other than the Series I Preferred Units shall have approved such action and (2) the Series I Preferred Units are affected by such action in substantially the same manner as are the then outstanding Parity Preferred Units, then the holders of the Series I Preferred Units shall be deemed to have approved such action without the need for any vote of such holders. In the event of any conflict or inconsistency between this Section 7 and Article XIV of the Partnership Agreement, this Section 7 shall control.
Section 8.Transfer Restrictions. The Series I Preferred Units shall be subject to the provisions of Article IX of the Partnership Agreement; provided, however, that (i) the General Partner hereby consents to the distribution of the Series I-1 Preferred Units and the Series I -2 Preferred Units to the Persons set forth on Exhibit A-2 upon the liquidation of the Series I Preferred Partner and the admission of the Persons set forth on Exhibit A-2 as Substituted Limited Partners and (ii) the General Partner shall act reasonably in exercising its discretion pursuant to the provisions of Sections 9.2(a) and 9.2(c) of the Partnership Agreement and shall not withhold its consent to any transfer to any Person, and the admission of such Person as a Substituted Limited Partner, which Person does not violate the requirements of Section 9.3 of the Partnership Agreement and such transfers do not cause the total number of holders of Series I Preferred Units which would be considered partners under Treasury Regulation Section 1.7704-1(h)(3), at any time the Partnership is satisfying the private placement safe harbor of Treasury Regulation Section 1.7704-1(h) to exceed the lesser of (i) six (6) and (ii) the maximum number that would permit the Partnership to continue to satisfy such safe harbor (but in assessing the status of such safe harbor, (1) substituting “90” for “100”; and (2) taking into account any number of partners that the General Partner reasonably anticipates becoming partners within the meaning of the Treasury Regulations Section 1.7704-1(h)(3) within six months of the date of such transfer by the Series I Preferred Unit holders).
Section 9.No Exchange or Conversion Rights.
(a)Holders of Series I Preferred Units shall not be entitled to any “Rights” provided to Limited Partners pursuant to Article XI of the Partnership Agreement.
(b)Except as set forth in this Amendment, the holders of the Series I Preferred Units shall not have any rights to convert, redeem or exchange their Series I Preferred Units for any other property (including cash) of the Partnership or the General Partner, including for units of any other class or series of units or into any other securities of, or interest in, the Partnership or the General Partner.
Section 10.No Sinking Fund. No sinking fund shall be established for the retirement or redemption of Series I Preferred Units.
Section 11.Admission of Limited Partners: Exhibits to Partnership. In accordance with Section 4.1 of the Partnership Agreement, the Series I Preferred Partners are hereby admitted as Additional Limited Partners. Schedule A to the Partnership Agreement is hereby amended to reflect the issuance of the Series I Preferred Units provided for herein.
Section 12.Tax Protection Provisions for the Series I-2 Preferred Partners. The holders of the Series I-2 Preferred Units shall be entitled to certain rights with respect to the ownership of their Interests as follows:
(a)Tax Protection Definitions.
(i)“Aggregate Protected Amount Per Protected Partner” shall mean, for each Protected Partner, the amount set forth in Exhibit B to this Amendment with respect to such Protected Partner.
(ii)“Built In Gain” shall mean, with respect to the Protected Property, an amount equal to the excess of the agreed upon value of such Protected Property set forth on Exhibit C to this Amendment and the tax basis of such Protected Property on date hereof.
(iii)“Guarantee Opportunity” shall have the meaning set forth in Section 12(e).
(iv)“Indirect Owner” means, in the case of a Protected Partner that is an entity that is classified as a partnership or disregarded entity for federal income tax purposes, any person owning an equity interest in such Protected Partner, and, in the case of any Indirect Owner that itself is an entity that is classified as a partnership or disregarded entity for federal income tax purposes, any person owning an equity interest in such entity.
(v)“Listed Partners” shall mean the holders of the Series I Preferred Units listed on Exhibit A.
(vi)“Permitted Transfer” shall have the meaning set forth in Section 12(b)(i).
(vii)“Protected Partners” shall mean the Partners listed on Exhibit A on the date of the execution of this Amendment and any person who holds Protected Units and acquired such Protected Units from a Protected Partner in a transaction in which such transferee's adjusted basis, as determined for federal income tax purposes, is determined, in whole or in part, by reference to the adjusted basis of the Protected Partner in such Protected Units. Notwithstanding the foregoing, a person who acquires Protected Units as the result of the death of a Protected Partner shall not be considered a Protected Partner with respect to such Protected Units if such death results in a step-up in tax basis in such Protected Units.
(viii)“Protected Period” shall mean, for each Protected Partner with respect to the Protected Property, the period identified for such Protected Partner with respect to such Protected Property in Exhibit B.
(ix)“Protected Property” means that property located at 1100 17th Street, NW, Washington, D.C.; any property acquired by the Partnership, or any entity in which the

Partnership holds a direct or indirect interest in exchange for any such Protected Property in a transaction described in Section 12(b)(ii) hereof; and any other property received by the Partnership or any entity in which the Partnership holds a direct or indirect interest as “substituted basis property” as defined in Code Section 7701(a)(42) with respect to any such Protected Property.
(x)“Protected Property Disposition” shall have the meaning set forth in Section 12(b)(i).
(xi)“Protected Units” shall mean (1) solely those Series I Preferred Units issued on the date of the execution of this Amendment and held by a Protected Partner and (2) any Partnership Units thereafter issued by the Partnership to Protected Partners in exchange for Protected Units held by Protected Partners in a transaction in which the transferee's adjusted basis in the issued Partnership Units is determined, in whole or in part, by reference to the transferee's basis in Protected Units. Notwithstanding the foregoing, a Protected Unit shall cease to constitute a Protected Unit upon (1) the death of the Protected Partner holding such Protected Unit and such death results in a step-up in the tax basis such Protected Unit or (2) the sale, exchange, transfer or other disposition of such Protected Unit (other than any sale or exchange transaction in which the transferee's basis is determined, in whole or in part, by reference to the adjusted basis of the transferor). In addition, upon the death of any Indirect Owner in a Protected Partner (if such death results in a step-up in the tax basis in such Protected Units), or upon an Indirect Owner's sale, exchange, transfer or other disposition of some or all of such Indirect Owner's equity interest in a Protected Partner (other than any sale or exchange transaction in which the transferee's basis is determined, in whole or in part, by reference to the adjusted basis of the transferor Indirect Owner), the Protected Units treated as held by such Protected Partner shall be reduced such that the Protected Units held by such Protected Partner shall equal the Protected Units that would have been held by the Indirect Owners in the aggregate, following such event, had the Indirect Owners directly received Protected Units in the Contribution and the Indirect Owner had either directly transferred a portion of such Protected Units or died holding such Protected Units ( if such death results in a step-up in the tax basis such Protected Units and taking into account all prior transactions involving the death of an Indirect Owner in such Protected Partner or the sale, exchange, transfer or other disposition of an Indirect Owner's equity interest in such Protected Partner (other than a sale or exchange transaction in which the transferee's basis is determined in whole or in part by reference to the adjusted basis of the transferor Indirect Owner)).
(xii)“Qualifying Debt” shall mean indebtedness of the Partnership, directly or indirectly, provided that (i) such indebtedness is a recourse liability of the Partnership with respect to which the holder has recourse against all or substantially all of the assets of the Partnership in the event there is an Event of Default under the indebtedness, and (ii) no holder of such indebtedness, to the knowledge of the Partnership or the General Partner, has an interest in the Partnership other than as a creditor or is related to a person who has an interest in the Partnership other than as a creditor, in each case within the meaning of Treasury Regulations Section 1.465-8.
(b)Restrictions on Dispositions of Protected Properties.
(i)Subject to Section 12(b)(ii), neither the Partnership nor any entity in which the Partnership holds a direct or indirect interest will consummate a sale, transfer, exchange, or other disposition of the Protected Property (a “Protected Property Disposition”) in a taxable transaction for applicable income tax purposes during the Protected Period with respect to such property or otherwise in engage in a merger or other transaction that is treated as a taxable disposition of such property for applicable income tax purposes during the Protected Period.

(ii)Section 12(b) shall not apply to (i) any transaction with respect to the Protected Property, such as a transaction that qualifies as a tax-free like-kind exchange under Code Section 1031 or a tax-free contribution under Code Section 721, which would not result in the allocation of income or gain to any Protected Partner or its Indirect Owners with respect to Protected Units, (ii) the condemnation or other taking of any Protected Property by a governmental entity or authority in an eminent domain proceeding or otherwise, (iii) any distribution of a Protected Property the tax treatment of which is determined under Code Section 731 or (iv) any redemption of a Series I Preferred Partner's Series I Preferred Units pursuant to Section 6 of this Amendment (each, a “Permitted Transfer”). In the case of a Permitted Transfer described in (ii) of this Section 12(b), the Partnership shall use commercially reasonable efforts to structure such disposition as either a tax-free like-kind exchange under Code Section 1031 or a tax-free reinvestment of proceeds under Code Section 1033, provided that in no event shall the Partnership be obligated to acquire or invest in any property that it otherwise would not have acquired or invested in.
(c)Indemnification for Breaches of Section 12(b).
(i)In the event that the Partnership breaches its obligation set forth in Section 12(b) to any Protected Partner or an Indirect Owner thereof, each such Protected Partner shall receive from the Partnership as damages an amount equal to the aggregate federal, state and local income taxes incurred by such Protected Partner (or Indirect Owner thereof) as a result of the gain allocated to such Protected Partner (or Indirect Owner thereof) with respect to Protected Units by reason of such Protected Property Disposition plus an additional amount so that, after the payment by such Protected Partner (or Indirect Owner thereof) of all taxes on amounts received pursuant to this Section 12(b)(ii), such Protected Partner (or Indirect Owner thereof) retains an amount equal to its total tax liability incurred as a result of the Protected Property Disposition. The Partnership shall calculate any required indemnity payment owed to a Protected Partner or Indirect Owner pursuant to this Section 12(c)(i) and make any requirement payment within ninety (90) days after such breach has occurred. For purposes of the preceding sentence, (i) all income arising from a transaction or event that is treated as ordinary income under the applicable provisions of the Code and all payments under this Section 12(c)(i) shall be treated as subject to federal, state and local income tax at an effective tax rate imposed on ordinary income of individuals residing in the city and state of residence of such Protected Partner, determined using the maximum federal rate of tax on ordinary income and the maximum state and local rates of tax on ordinary income then in effect in such city and state, (ii) all income arising from a transaction or event that is treated as “unrecaptured section 1250 gain” within the meaning of Code Section 1(h)(6) with respect to such Protected Partner shall be subject to federal, state and local income tax at the effective tax rate imposed on the unrecaptured section 1250 gain of individuals residing in the city and state of residence of such Protected Partner, (iii) all other income arising from the transaction or event shall be subject to federal, state, and local income tax at the effective tax rate imposed on long-term capital gains of individuals residing in the city and state of residence of such Protected Partner, determined using the maximum federal, state and local rates on long-term capital gains then in effect, (iv) any amounts giving rise to a payment pursuant to this Section 12(c)(i) will be determined assuming that the transaction or event giving rise to the Partnership's obligation to make a payment was the only transaction or event reported on the Protected Partner's tax return (i.e., without giving effect to any loss carry forwards or other deductions attributable to such Protected Partner); provided, however, that tax effect will be given to any suspended losses of a Protected Partner (or Indirect Owner thereof) with respect to its direct or indirect investment in the Partnership or Glenborough Properties, L.P. (the “Transferor Partnership”), (v) any amounts payable with respect to state and local income taxes shall be assumed to be 50% deductible (without limitation or phaseout) for federal income tax purposes, and (vi) any amounts payable with respect to local income taxes shall be assumed to be 50% deductible (without limitation or phaseout) for state income tax purposes. In the case of a Protected Partner which is a partnership or disregarded entity for federal income tax purposes, the preceding sentence shall be applied treating each Indirect Owner of such partnership as if it were directly a Protected Partner, and in the case of a corporate Protected Partner, the preceding sentence shall be applied using the highest marginal rate of tax applicable to corporations for federal income tax purposes and state corporate income or franchise tax purposes. For purposes of computing the damages payable in the aggregate to the Protected Partners under this Section 12(c)(i) with respect to a Protected Property Disposition, in no event shall the gain taken into account with respect to the Protected Property exceed the amount of Built In Gain set forth on Exhibit B hereto with respect to the Protected Property (after subtracting from such scheduled amount any gain attributable to such scheduled amount which was previously recognized by (i) a Protected Partner upon a transfer of some or all of its Protected Units or (ii) an Indirect Owner upon a transfer of some or all of such Indirect Owner's equity interest in such Protected Partner). Notwithstanding the foregoing, in no event shall the amount of gain with respect to any Protected Partner exceed the amount of Built In Gain allocated to that Protected Partner. If requested by the Partnership, each Protected Partner shall promptly provide the Partnership with any information (including information regarding Indirect Owners) reasonably requested by the Partnership to enable the Partnership to make such calculations or the calculations pursuant to Section 12(f).
(ii)Notwithstanding any provision of this Agreement to the contrary, the sole and exclusive rights and remedies of any Protected Partner (or Indirect Owner thereof) for a breach or violation of the covenants set forth in Section 12(b)(i) shall be a claim for damages against the Partnership, computed as set forth in this Section 12(c)(ii), and no Protected Partner (or Indirect Owner thereof) shall be entitled to pursue a claim for specific performance of the covenant set forth in Section 12(b)(i) or bring a claim against any person that acquires a Protected Property from the Partnership in violation of Section 12(b)(i).
(d)Section 704(c) Method. The General Partner shall cause the Partnership and any other entity in which the Partnership has a direct or indirect interest to use, to the extent permitted under the Code, the “traditional method” under Regulations Section 1.704-3(b) for purposes of making allocations under Code Section 704(c) with respect to the Protected Property to take into account the book-tax disparities as of the effective time of the execution of this Agreement and with respect to any revaluation of such Protected Property pursuant to Regulations Sections 1.704-1(b)(2)(iv)(f), 1.704-1(b)(2)(iv)(g), and 1.704-3(a)(6) with no “curative allocations,” “remedial allocations,” or adjustments to other items to offset the effect of the “ceiling rule.” For purposes of Code Sec. 704(c), the amount of the Section 704(c) built-in gain shall be the amount Built-In Gain with respect to the Protected Property as set forth on Exhibit C.
(e)Obligation of Partnership to Provide Debt Protection.
(i)The Partnership, during the Protection Period, shall make available to each Protected Partner the opportunity (a “Guarantee Opportunity”) to have such Protected Partner or its Indirect Owners guarantee Qualifying Debt in the form of the Contribution Agreement attached as Exhibit D to this Amendment. Any such Guarantee Opportunity will be made available to each Protected Partner in an amount equal to the greater of (i) the amount that such Protected Partner is currently able to guarantee and (ii) the amount necessary to defer taxation, which amount for each Protected Partner is listed in Exhibit B as the Aggregate Protected Amount Per Protected Partner. Each Protected Partner and its Indirect Owners may allocate such Guarantee Opportunity in any manner they choose. In the event that, during the Protection Period, the Partnership refinances or otherwise no longer continues to maintain any Qualifying Debt with respect to which one or more Protected Partners (or their Indirect Owners) have executed a Contribution Agreement, the Partnership shall make available to each such Protected Partner or Indirect Owner a new Guarantee Opportunity to guarantee an amount of the new Qualifying Debt equal to the amount of the refinanced or repaid Qualifying Debt that was guaranteed by such Protected Partner or Indirect Owner immediately prior to the date of the refinancing or repayment pursuant to a Contribution Agreement. The Partnership shall provide notice of the proposed refinancing or repayment and related Guarantee Opportunity to each affected Protected Partner at least fifteen (15) Business Days in advance of the closing of such refinancing or repayment.
(ii)Except as provided in Section 12(e)(iii), any such Guaranty Opportunity shall only be in the form of a “bottom dollar guarantee” in that the lender for the guaranteed debt is required to pursue all other collateral and security for the guaranteed debt prior to seeking to collect on such a guarantee, and the lender shall have recourse against the guarantee only if, and solely to the extent that, the total amount recovered by the lender with respect to the guaranteed debt after the lender has exhausted its remedies as set forth above is less than the aggregate of the guaranteed amounts with respect to such guaranteed debt and the maximum aggregate liability of each Protected Partner for all guaranteed debt shall be limited to the amount actually guaranteed by such Partner;
(iii)In lieu of a guaranty in the form of a bottom dollar guaranty as required in Section 12(e)(i), the Protected Partner may elect to substitute a “deficit restoration obligation” agreement (a “DRO”), on the form attached as Exhibit E hereto.
(iv)Neither the Partnership nor the General Partner makes any representation or warranty to any Protected Partner or Indirect Owner that providing a guarantee entered into pursuant to this Section 12(e) will be respected for federal income tax purposes as providing such Protected Partner or Indirect Owner with an allocation of any such liability for purposes of Code Section 752 or as causing such Protected Partner or Indirect Owner to be “at risk” with respect to such liability for purposes of Code Section 465; provided, however, that the Partnership shall report debt so guaranteed as allocable for such purposes to the extent provided or permitted under the Code, the applicable Treasury Regulations, or other appropriate authority.
(f)Indemnification for Breaches of Section 12(d) and Section 12(e).
(i)In the event that the Partnership breaches its obligations to a Protected Partner (or an Indirect Owner thereof) set forth in Section 12(d) or Section 12(e), each such Protected Partner shall receive from the Partnership as damages an amount equal to the aggregate federal, state and local income taxes incurred by such Protected Partner (or Indirect Owner thereof) as a result of the gain recognized by such Protected Partner (or Indirect Owner thereof) by reason of such breach plus an additional amount so that, after the payment by such Protected Partner (or Indirect Owner thereof) of all taxes on amounts received pursuant to this Section 12(f), such Protected Partner (or Indirect Owner thereof) retains an amount equal to its total tax liability incurred as a result of such breach. The principles, tax rates and limitation on the amount of gain to be taken into account, which are set forth in Section 12(c)(i), shall also apply for purposes of determining the timing and amount of payment to be made to a Protected Partner pursuant to this Section 12(f). The Partnership shall be considered to have satisfied its obligations under Section 12(f), and therefore shall have no liability under this Section 12(f) for breach of such Section 12(e), if it offers a Protected Partner a Guarantee Opportunity in accordance with Section 12(e), and such Protected Partner fails to accept such Guarantee Opportunity. In no event shall the Partnership's liability under this Section 12(f) with respect to any Protected Partner for a breach of Section 12(e) exceed such Protected Partner's tax on gain recognized with respect to such Protected Partner's Aggregate Protected Amount Per Protected Partner plus any additional amounts payable so that such Protected Partner retains an amount equal to the tax on any gain recognized with respect to such Aggregate Protected Amount Per Protected Partner.
(ii)Notwithstanding any provision of this Agreement to the contrary, the sole and exclusive rights and remedies of any Protected Partner (or Indirect Owner thereof) for a breach or violation of the covenants set forth in Section 12(d) and Section 12(e) shall be a claim for damages against the Partnership, computed as set forth in Section 12(f), and no Protected Partner (or Indirect Owner thereof) shall be entitled to pursue a claim for specific performance of the covenants set forth in Section 12(d) and Section 12(e).
Section 13.Notice of Death and Sale Events. Each Protected Partner hereby covenants and agrees to provide, on its own behalf or through its legal representatives, the Partnership with written notice of any change in the direct or indirect ownership of Protected Units (including, but not limited to, the death of such Protected Partner or any Indirect Owner thereof) promptly after any such change in ownership.
Section 14.In-Kind Redemption of Series I Preferred Interests.
(a)Subject to a minimum $5,000,000 aggregate threshold for Series I-2 Preferred Interests being redeemed in any single in-kind redemption for one or more properties and the conditions and limitations set forth below, any holder of Series I-2 Preferred Units or group of such holders (“In-Kind Redeeming Preferred Partners”) may request that the Partnership redeem all, but not less than all, of their Series I-2 Preferred Units for an in-kind distribution of one or more properties identified by such In-Kind Redeeming Preferred Partners (“Identified Property”) which may include either (i) properties held by the Partnership, but only to the extent the distribution of such property is consented to in writing by the General Partner which consent may be granted or withheld in its sole discretion (“Owned Properties”), or (ii) properties acquired by the Partnership from third parties (“New Properties”). Subject to Section 14(e), such Owned Properties or New Properties shall have a net equity value equal to the Series I-2 Redemption Price of the Series I Preferred Units being redeemed (which value shall be 97.5% of the Series I-2 Redemption Price on such Series I-2 Preferred Units being redeemed in the case of New Properties), after taking into account such indebtedness as the Preferred Limited Partner Representative directs the Partnership to assume, incur or take “subject to” in the case of New Properties. The In-Kind Redeeming Preferred Partners shall appoint a single representative, in writing, in connection with a specific redemption pursuant to Section 14 to coordinate certain matters and exercise all of the rights of the In-Kind Redeeming Preferred Partners set forth in Section 14; provided that if all In-Kind Redeeming Preferred Partners in connection with a specific redemption pursuant to Section 14 do not designate a Preferred Partner Representative in writing, the General Partner shall designate one of the In-Kind Redeeming Preferred Partners as the Preferred Limited Partner Representative and such designation shall be conclusive for all purposes of this Agreement. The financing of an Identified Property prior to a redemption, the coordination of any guaranties or similar arrangements necessary to address the tax protection needs of the In-Kind Redeeming Preferred Partners, and the negotiation, if necessary, of the purchase and sale contract relating to the properties, shall be arranged for and coordinated by the Preferred Partner Representative. The Partnership's only obligation with respect to the financing of any Owned or New Property shall be to reasonably cooperate with the Preferred Partner Representative to arrange for the incurrence, assumption or taking of title “subject to” such financing and neither the Partnership nor the General Partner shall be required to incur any costs, including but not limited to application fees, assumption fees, counsel fees, mortgage recording or transfer fees, or any personal liability (beyond its interest in the applicable New Properties) under any financing incurred or assumed in connection with the acquisition of any Owned or New Properties, except for liability as a result of the Partnership's own acts or omissions pursuant to any “carveouts” from non-recourse provisions, and except for liability to fund such down payments and equity contributions as may be necessary to satisfy the loan to value and other underwriting requirements of the lender (which amount, subject to an increase of up to 10% of the Appraised Value of the property pursuant to Section 14(e), shall not be in excess of the Series I-2 Redemption Price of the Series I-2 Preferred Units being redeemed for Owned Properties or 97.5% of the Series I-2 Redemption Price of the Series I-2 Preferred Units being redeemed for New Properties). In-Kind Redeeming Preferred Partners may exercise this right at any time. The Partnership and the General Partner shall not be responsible for the tax treatment of the transaction to the In-Kind Redeeming Preferred Partners. As a precondition to the Partnership's obligation to cooperate under this Section 14, the In-Kind Redeeming Preferred Partners must acknowledge that neither the Partnership nor the General Partner or any of their Affiliates shall have any responsibility for any action, failure to act or breach of any agreement by the seller or any lender with respect to the New Properties so long as the Partnership, the General Partner or such Affiliates, as applicable, have used commercially reasonable efforts, to the extent they have the ability to do so, to prevent such action, failure to act or breach. The Partnership and the General Partner shall report any distribution of Identified Properties to In-Kind Redeeming Preferred Partners as tax-free for applicable income tax purposes to the extent provided or permitted under the Code, the applicable Treasury Regulations, or other appropriate authority.
(b)In connection with a redemption of Series I-2 Preferred Units in exchange for New Properties, the In-Kind Redeeming Preferred Partners may request that the Partnership acquire stabilized properties equal to 97.5% of the Series I-2 Redemption Price of their Series I-2 Preferred Units and the Partnership shall have the reasonable approval rights, as described below, regarding the selection of any New Properties. The Preferred Partner Representative shall negotiate the purchase and sale contract relating to New Properties and will endeavor to negotiate a usual and customary agreement with the reasonable cooperation of the Partnership. In connection with the redemption of the applicable Series I-2 Preferred Units in exchange for the New Properties, the sales/redemption contract will be on terms and conditions no less favorable than those agreed to by the Preferred Partner Representative in connection with the purchase of the New Properties. In exercising its right to approve the purchase of New Properties pursuant to this (b), the General Partner may consider, among other matters, (i) whether the asset is stabilized and does not require capital expenditures; (ii) whether the property produces sufficient cash flow; (iii) whether there are unusual environmental or any other risks associated with the property; (iv) whether the property is insurable without undue expense; and (v) the terms of the proposed purchase and sale agreement. Following the acquisition of such properties by the Partnership (or a single member limited liability company wholly-owned by the Partnership), the In-Kind Redeeming Preferred Partners shall have the right to require the Partnership to distribute such New Properties or limited liability company interests to them in redemption of the Series I-2 Preferred Units of the In-Kind Redeeming Preferred Partners being redeemed (the “Call Right”) and the Partnership shall have the right to require the In-Kind Redeeming Preferred Partners to acquire the New Properties or limited liability company interests in redemption of the Series I-2 Preferred Units of the In-Kind Redeeming Preferred Partners being redeemed (the “Put Right”) based upon the greater of the then Appraised Value of the New Properties or the cost of acquiring the New Properties and of any improvements made by the Partnership to the New Properties. New Properties may be transferred by the Partnership to the applicable In-Kind Redeeming Preferred Partners at any time between the 90th and the 110th day following the acquisition of the subject New Properties upon not less than thirty (30) days written notice from the Partnership to the applicable In-Kind Redeeming Preferred Partners and the applicable In-Kind Preferred Partners may require the Partnership to transfer such New Properties to them pursuant to the Call Right any time between the 180th and the 200th day following the acquisition of the subject New Properties upon not less than thirty (30) days notice from the applicable In-Kind Redeeming Preferred Partners to the Partnership.
(c)In connection with a redemption of Series I-2 Preferred Units in exchange for Owned Properties, upon such a request by the In-Kind Redeeming Preferred Partners to acquire an Owned

Property, the Partnership and the Preferred Partner Representative shall mutually agree on the value of the Owned property (the “Agreed Value”) and the Agreed Value of the Owned property shall be the Appraised Value of such property for the purposes of Section 14 of this Agreement.
(d)With respect to any individual In-Kind Redeeming Preferred Partner, any redemption or series of redemptions pursuant to this Section 14 shall be for all, but not less than all, of such In-Kind Redeeming Preferred Partner's Series I-2 Preferred Units.
(e)In connection with any in-kind redemption of Series I-2 Preferred Units pursuant to this Section 14, the Partnership may make cash payments to the In-Kind Redeeming Preferred Partners, or such In-Kind Redeeming Preferred Partners may make cash payments to the Partnership, as applicable, to the extent necessary to equate the value of the property received in the redemption to the Series I-2 Redemption Price of the Series I Preferred Units being redeemed; provided, however, that in each case the In-Kind-Redeeming Preferred Partner agrees that (i) such cash payments shall not cause the Partnership to breach any tax covenant with respect to unrealized gain set forth in Section 12(b)(i) and (ii) one hundred percent (100%) of the ownership interest in the Identified Property shall be distributed as part of the redemption transaction. Notwithstanding the foregoing, no cash payments made under this (e) may exceed ten percent (10%) of the Appraised Value of the property.
(f)During the Partnership's ownership of a New Property, profit and loss from such property shall be allocated to all of the Partners, without special allocation, to In-Kind Redeeming Preferred Partners.
(g)In each case where a property is distributed to one or more In-Kind Redeeming Preferred Partners pursuant to this Section 14, the parties shall execute a usual and customary redemption/purchase and sale agreement, and, in the case of New Properties, such agreement shall be on terms and conditions no less favorable than the corresponding purchase agreement for the subject New Property. The General Partner and the Partnership shall cooperate in all reasonable respects in responding to requests for information from the Preferred Limited Partners that is in the possession of the General Partner or the Partnership or is reasonably obtainable by the General Partner or the Partnership and any Preferred Partner Representative so that Preferred Limited Partners who may intend to exercise the rights of In-Kind Redeeming Preferred Partners hereunder may reasonably evaluate the properties that they may elect to acquire pursuant to their rights under this Section 14 and all criteria that may be relevant thereto, including, without limitation, criteria that may have bearing on the tax attributes of such properties in the hands of such potential In-Kind Redeeming Preferred Partners after giving effect to such potential redemption
Section 15.Miscellaneous.
(a)The parties hereto agree that the holders of Series I Preferred Units shall not be deemed “Limited Partners” for the purpose of calculating the ownership level of limited partners as contemplated by Section 7.2 of the Partnership Agreement.
(b)For greater clarity, Article XIII of the Partnership Agreement shall not apply to the Series I Preferred Partnership or to their affiliates, successors and assigns or to their interests in the Partnership.
Section 16.Reaffirmation. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and affirms.

In Witness Whereof, this Amendment has been executed as of the date first above written.

GENERAL PARTNER
LIBERTY PROPERTY TRUST
By:/s/ Michael T. Hagan
Name: Michael T. Hagan
Title: Chief Investment Officer

GLENBOROUGH FUND XIV, L.P., a Delaware limited partnership Glenborough Acquisition, LLC, a Delaware limited liability company

By:/s/ G. Lee Burns
Name:G. Lee Burns
Title:Vice President

SIGNATURE PAGE TO NINTH AMENDMENT
EXHIBIT A-1 TO NINTH AMENDMENT

Name and Address of Series I Preferred Partner	Number of Series I-1 Preferred Units Being Issued	Number of Series I-2 Preferred Units Being Issued	Capital Account Balance

Glenborough Properties, L.P.	362,369.26	301,500.07	$7,537,501.75

EXHIBIT A-2 TO NINTH AMENDMENT

Name and Address of Series I Preferred Partner	Number of Series I-1 Preferred Units Being Issued	Number of Series I-2 Preferred Units Being Issued	Capital Account Balance
Morgan Stanley Fund V USA	362,369.26	#VALUE!
Del Heil 15 Madrigal San Clemente, CA 92673	#VALUE!	1,972.05	$49,301.25
Luke V. McCarthy 2428 Ridgeway Road San Marino, CA 91108	#VALUE!	1,972.05	$49,301.25
Forbes W. Burdette 15715 Castlewoods Drive Sherman Oaks, CA 91403	#VALUE!	493.28	$12,332.00
Goodman Family Trust (Gary Goodman and/or Victoria Goodman, Trustee) 31001 Paseo Boscana San Juan Capistrano, CA 92675-2924	#VALUE!	493.28	$12,332.00
Roger J. Roelle 1083 Tamarisk Drive Napa, CA 94559-3512	#VALUE!	374.93	$9,373.25
Debbie Christensen 10 Gentle BreezeNewport Coast, CA 92657	#VALUE!	296.38	$7,409.50
Denise D. Hatch 1929 Via Pimpollo San Clemente, CA 92673	#VALUE!	59.70	$1,492.50
Kris Nielsen 106 Bothun Road Berthoud, CO 80513	#VALUE!	256.59	$6,414.75
John R. Provine P.O. Box 8769 Aspen, CO 81612	#VALUE!	1,972.05	$49,301.25
Hubbell Realty Corporation 6900 Westown Parkway West Des Moines, IA 50266	#VALUE!	4,057.21	$101,430.25
Jack W. Shoemaker 9 Maverick LaneRolling Hills Estate CA 90274	#VALUE!	1,546.85	$38,671.25
Ronald E. Soderling TTEE 901 Dove StreetNewport Beach CA 92660	#VALUE!	288,005.70	$7,200,142.50
Total	362,369.26	301,500.07	$7,537,501.75

EXHIBIT B TO NINTH AMENDMENT

Name of Series I Preferred Partner	Protected Period	Aggregate Protected Amount Per Protected Partner
Morgan Stanley Fund V USA	N/A	N/A
Del Heil	1/31/2023	$4,000,000
Luke V. McCarthy	1/31/2023	$4,000,000
Forbes W. Burdette	1/31/2023	$750,000
Goodman Family Trust	1/31/2023	$750,000
Roger J. Roelle	1/31/2023	$500,000
Debbie Christensen	1/31/2023	$340,000
Denise D. Hatch	1/31/2023	$250,000
Kris Nielsen	1/31/2023	$250,000
John R. Provine	1/31/2023	$4,000,000
Hubbell Realty Corporation	12/17/2013	$1,200,000
Jack W. Shoemaker	2/21/2019	$50,000
Ronald E. Soderling TTEE	7/1/2027	$4,000,000

EXHIBIT C TO NINTH AMENDMENT

Underlying Property	Agreed Value	Tax Basis	Built-In Gain

1100 17th Street, NW, Washington, D.C.	$49,750,000

EXHIBIT D TO NINTH AMENDMENT

Form of Contribution Agreement
CONTRIBUTION AGREEMENT

This Contribution Agreement (the "Agreement") is entered into as of _______, 2011 (this “Agreement”), by LIBERTY PROPERTY TRUST, a Maryland real estate investment trust, as general partner (the “General Partner”) of LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited Partnership (the “Partnership”), for itself and on behalf of the limited partners of the Partnership, and the Partners (the "Protected Partners") listed on Exhibit "A" hereto. The Protected Partners, the Partnership, and the General Partner are hereinafter referred to collectively as the "Parties".
Whereas, the Partnership was organized and is operated in accordance with the terms of that Second Restated and Amended Agreement of Limited Partnership of the Partnership, as amended, (as amended, the “Partnership Agreement”),
Whereas, pursuant to the authority granted to the General Partner pursuant to Section 14.1(b) of the Partnership Agreement, the General Partner desires to amend the Partnership Agreement to set forth certain additional obligations of the Protected Partners and the Protected Partners agree to make the additional cash contributions to the Partnership as described herein.

Now, therefore, in consideration of good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged and intending to be legally bound hereby, the General Partner and the Protected Partners agree as follows:
RECITALS
Pursuant to that certain $350,000,000 4.75% Senior Notesof Liberty Property Limited Partnership due September 2020 (the “Loan”) ;
The Protected Partners are willing to make capital contributions to the Partnership to enable the Partnership to perform its obligations under the Loan on the terms hereinafter set forth;
NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Protected Partners hereby agree as follows:
1.    Capital Contributions to Satisfy Obligations.
(a)    If, for any reason, the Partnership shall be in default under the Loan and repayment of the obligations (the "Obligations") of the Partnership evidenced by the Loan is due (such default and repayment obligation referred to hereinafter as a "Default") and the Default can be cured by the payment of cash to the Lender, then each Protected Partner absolutely and unconditionally agrees to contribute (the "Contribution") to the capital of the Partnership an amount of cash (or cash equivalents) equal to such Protected Partner's Allocable Share (as defined below) of the Shortfall Amount (as defined below). Notwithstanding the foregoing, each Protected Partner's maximum Contribution or other liability hereunder shall not be greater than the "Maximum Liability" listed opposite the Protected Partner's name on Exhibit A attached hereto, and under no circumstances shall a Protected Partner be obligated to pay an aggregate amount under this Contribution Agreement in excess of such Protected Partner's Maximum Liability. No demand shall be made under this Agreement for payment of the Shortfall Amount or any portion thereof until such time as the Lender shall have fully and completely exercised (and not waived) all rights, powers, and remedies it has with respect to the Partnership and has exhausted any and all remedies available to the Lender against the Partnership, including, without limitation, realizing upon the assets of the Partnership. The "Shortfall Amount" shall equal the excess of (i) Total Maximum Liability set forth in Exhibit A attached hereto or the amount of the outstanding principal and accrued interest owed on the Loan immediately prior to the Default, whichever is less; over (ii) the sum of all amounts recovered and the fair market value of any property obtained by Lender (including, without limitation, with respect to principal, interest, late fees, penalties and costs of collection), if any, from or on behalf of the Partnership after the Default in proceedings against the Partnership or any property of the Partnership. Each Protected Partner's "Allocable Share" of the Shortfall Amount shall be equal to the product of (x) the total Shortfall Amount, multiplied by (y) the "Shortfall Percentage" listed opposite such Protected Partner's name on Exhibit A attached hereto. The obligations of each Protected Partner hereunder are separate and distinct from the obligations of any other Protected Partner hereunder and are not joint and several.
(b)    Notwithstanding the foregoing, if the Loan is contractually nonrecourse to the Partnership, then each Protected Partner's obligations to make a Contribution to the Partnership pursuant to this Agreement shall instead be a personal obligation and guarantee of such Protected Partner, pursuant to which such Protected Partner shall make a payment equal to the amount of the Contribution directly to the Lender, and any amount so paid by a Protected Partner to Lender shall be treated by such Protected Partner and the Partnership as a capital contribution by such Protected Partner to the Partnership. A Protected Partner's rights with respect to such Contribution shall be the same as with respect to any actual Contribution made hereunder.
(c)    Notwithstanding any provision to the contrary in this Agreement, no Protected Partner shall have any obligation to make any payment pursuant to this Agreement to the extent that the Default occurs as a result of, or in connection with, "material uninsured damage" to any property of the Partnership caused by an earthquake, environmental loss or mold infestation. For purposes of this Agreement, the term "material uninsured damage" shall refer to damage to the property of the Partnership that is not compensated for by insurance and which is in an amount greater than twenty percent (20%) of the original principal amount of the Loan.
2.    Term of Agreement. This Agreement, as well as all of the rights, duties, requirements and obligations created hereunder, shall expire and be of no further force or effect as of the date on which the Obligations under the Loan are satisfied in full.
3.    Third Party Beneficiaries. This Agreement is expressly for the benefit of the Partnership, the Partnership, the Lender, any Indemnified Party (as defined below), and their respective successors and assigns (collectively, the "Beneficiaries"). The Parties intend that each of the Beneficiaries which is not a party to this Agreement shall be a third party beneficiary of this Agreement and that each Beneficiary shall have the right to enforce the obligations of each Protected Partner hereunder separately and independently of the Partnership, without any requirement whatsoever of resort by any Beneficiary to any other party, except as expressly provided in this Agreement. A Beneficiary's status as a third party beneficiary of this Agreement and the Beneficiary's right to enforce the obligations of the Protected Partners are material elements of this Agreement. Any payments to a Beneficiary hereunder shall for all purposes hereunder be treated as capital contributions by the Protected Partners to the Partnership, in accordance with the provisions of Paragraph 1 above. The Partnership shall furnish a copy of this Agreement to each Beneficiary simultaneously with its execution by the Parties.
4.    Indemnification of Other Parties. Subject to the Lender's requirement to first exercise its rights against property of the Partnership as provided in Paragraph 1 hereof, if, for any reason, the General Partner, the Partnership, any other partner of the Partnership or any affiliate thereof (each, an "Indemnified Party") is required by Lender to make any payment to the Lender or any contribution to the Partnership with respect to the portion of the Loan for which a Contribution is required, or the Lender's ability to make a claim against any Protected Partner is reduced solely as a result of the Lender's concurrent status as an Indemnified Party (collectively, an "Indemnified Party Outlay"), each Protected Partner shall absolutely and unconditionally reimburse the Indemnified Party for, or pay to the Lender (as applicable), the lesser of (i) such Protected Partner's Allocable Share of the full amount of such Indemnified Party Outlay or (ii) the maximum Contribution amount such Protected Partner would have been obligated to contribute under Paragraph 1 hereof had such payment not been made by the Indemnified Party or had such reduction not occurred. Each Protected Partner shall reimburse the Indemnified Party, or make a payment to the Lender, as required by this Paragraph 4 within 60 days after receiving written notice of a Indemnified Party Outlay from the Indemnified Party, the Lender, the Partnership or the Partnership. Any payments to an Indemnified Party or Lender hereunder shall for all purposes hereunder be treated as capital contributions by each Protected Partner to the Partnership followed by the contribution of such amounts by the Partnership to the capital of the Partnership in accordance with the provisions of Paragraph 1 above.
5.    Waivers. It is the intent of the Parties that each Protected Partner shall bear the ultimate economic responsibility for the payment of its Contribution to the extent set forth in Paragraph 1 above. Pursuant to such intent:
(a)    Except as set forth in Paragraph 1 above, the Protected Partners expressly waive any right (pursuant to any law, rule, arrangement or relationship) to compel the Lender or any subsequent holder of the Loan to sue or enforce payment thereof or pursue any other remedy in the power of the Partnership, the Lender, any subsequent holder of the Loan whatsoever, and failure of the Partnership, or the Lender or any subsequent holder of the Loan or to do so shall not exonerate, release or discharge the Protected Partners from their absolute unconditional and independent obligations under this Agreement. The Protected Partners hereby bind and obligate themselves and their permitted successors and assignees, severally on a pro rata basis, but not jointly, for the payment of the Contribution according to the terms hereof, whether or not the Obligations or any portion thereof are validly now or hereafter enforceable against the Partnership or any Indemnified Party or shall have been incurred in compliance with any of the conditions applicable thereto.
(b)    The Protected Partners expressly waive any right (pursuant to any law, rule, arrangement, or relationship, or otherwise) to compel any other person (including, but not limited to, the Partnership, or any other partner of the Partnership) to reimburse or indemnify the Protected Partners for all or any portion of amounts paid by them pursuant to this Agreement.
(c)    Except as set forth in Paragraph 1 above, the Protected Partners expressly waive any defense that may arise by reason of:
(i)    the running of the statute of limitations in any action hereunder or for the collection or performance of the Loan;
(ii)    the incapacity, lack of authority, death or disability of any of the Parties or any other or others;
(iii)    the Lender's election, in any proceeding by or against the Partnership, or any other party under the federal Bankruptcy Code;
(iv)    the application of section 1111(b)(2) of the federal Bankruptcy Code; or
(v)    any borrowing or grant of a security interest under section 364 of the federal Bankruptcy Code.
(d)    Except as set forth in Paragraph 1 above, the Protected Partners expressly waive:
(i)    presentment, demand for payment, protest, notice of discharge, notice of acceptance of this Agreement or occurrence of, or any default in connection with, the Loan and indulgences and notices of any other kind whatsoever, including, without limitation, notice of the disposition of any collateral for the Loan;
(ii)    any defense based upon an election of remedies (including, if available, an election to proceed by non-judicial foreclosure) or other action or omission by the Lender or any other person or entity which destroys or otherwise impairs any indemnification, contribution or subrogation rights of the Protected Partners (including under California Civil Code sections 2787 to 2855, inclusive, 2899 and 3433) or the right of the Protected Partners, if any, to proceed against the Partnership for reimbursement, or any combination thereof, whether by the operation of California Code of Civil Procedure section 580d or otherwise;
(iii)    any defense based upon any taking, modification or release of any collateral or guarantees for the Obligations, or any failure to create or perfect any security interest in, or the taking of or failure to take any other action with respect to, any collateral securing payment or performance of the Obligations;
(iv)    any rights or defenses based upon any right to offset or claimed offset by any of the Protected Partners against any indebtedness or obligation now or hereafter owed to any of the Protected Partners by the Partnership, or the Lender;
(v)    any and all benefits, rights or defenses which might otherwise be available to the Protected Partners under California Civil Code sections 2809, 2810, 2819, 2820, or 2821, or under California Code of Civil Procedure sections 580a, 580b, 580d or 726; and
(vi)    any rights or defenses based upon any rights or defenses of the Partnership to the Loan (including without limitation the failure or value of consideration, any statute of limitations, accord and satisfaction, and the insolvency of the Partnership), it being intended that the Protected Partners shall remain liable hereunder, to the extent set forth herein, notwithstanding any act, omission or thing which might otherwise operate as a legal or equitable discharge of any of the Protected Partners or the Partnership.
6.    Amendments of the Loan. Without in any manner limiting the generality of the foregoing, the Partnership, the General Partner, the Lender, or any subsequent holder of the Loan may, from time to time, without notice to or consent of the Protected Partners, agree to any amendment, waiver, modification or alteration of the Loan relating to the Partnership or the General Partner and their rights and obligations thereunder (including, without limitation, renewal, waiver or variation of the maturity of the indebtedness pursuant to the Loan, increase or reduction of the rate of interest payable under the Loan, release, substitution or addition of any guarantor or endorser and acceptance or release of any security for such Obligations). The Loan may be extended one or more times without notice to or consent from the Protected Partners, and the Protected Partners shall remain at all times bound to their obligations under this Agreement, notwithstanding such extensions.
7.    Independent Obligations. The obligations of each of the Protected Partners hereunder are independent of the obligations of the Partnership, the General Partner and the other Protected Partners, and a separate action or actions may be brought by the Lender against any of the Protected Partners, whether or not actions are brought against the Partnership, the General Partner or the other Protected Partners, and whether or not the Partnership, the General Partner or the other Protected Partners are joined in any such action or actions against such Protected Partner. Notwithstanding the foregoing, no Protected Partner shall be liable to the Lender for any loss, cost, damage, injury or expense sustained or incurred by the Lender as a result of another Protected Partner's failure to perform its obligations. Each Protected Partner expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which such Protected Partner may now or hereafter have against the Partnership, the General Partner or any other person directly or contingently liable for the payment or performance of the Loan (including, without limitation, any property collateralizing the Obligations), arising from the existence or performance of this Agreement. Each Protected Partner further agrees that it will not enter into any agreement providing, directly or indirectly, for contribution, reimbursement or repayment by the Partnership, the General Partner or any other person or entity on account of any payment by such Protected Partner and further agrees that any such agreement, whether existing or hereafter entered into would be void. In furtherance, and not in limitation, of the preceding waiver, each Protected Partner and the Partnership agree that (i) any payment to the Lender or any Indemnified Party by a Protected Partner pursuant to this Agreement shall be deemed a contribution by each Protected Partner (as applicable) to the capital of the Partnership followed by a contribution by the Partnership of such amount to the capital of the Partnership, and any such payment shall not cause any Protected Partner to be a creditor of the Partnership, and (ii) no Protected Partner shall be entitled to, or shall receive, the return of or on any such capital contribution or receive any consideration in exchange therefor (including, but not limited to, any distribution from the Partnership with respect to such contribution or interests or units in the Partnership).
8.    Release of Guarantee: Substitution. In the event (a) a Protected Partner disposes of all of his, her or its entire direct or indirect interest in the Partnership, or otherwise desires to be released from this Agreement, at a time when the Loan is not in default or (b) a Protected Partner dies, then, upon request by such Protected Partner (or his or her estate), such Protected Partner (or his or her estate) shall be released from all liability hereunder (and his, her or its obligations under this Agreement shall be reduced to zero). Notwithstanding the foregoing, the occurrence of an event described in clause (a) or (b) above shall not release a Protected Partner (or its estate) from any payment obligation it incurred prior to the occurrence of such event. A Protected Partner (or his or her estate) may, at his, her or its option, elect to substitute another person who is related to the Protected Partner (or his her or its estate) (within the meaning of Treasury Regulation § 1.752-4(b)) to serve as a Protected Partner hereunder, provided that such person has a net worth at the time of such substitution of not less than the net worth of the existing Protected Partner hereunder at the time of such substitution and there is no default under the Loan at the time of such substitution. In the event of such substitution, the existing Protected Partner hereunder shall be released from all liability upon delivery to Lender of an agreement in the form of this Agreement executed by such substituted person.
9.    No Assignment. None of the Parties shall be entitled to assign their rights or obligations under this Agreement to any other person without the written consent of the other Parties.

10.    Entire Agreement. The Parties agree that this Agreement contains the entire understanding and agreement between them with respect to the subject matter hereof and cannot be amended, modified or superseded, except by an agreement in writing signed by the Parties.

11.    Notices. Any notice given pursuant to this Agreement shall be in writing and shall be deemed given when delivered personally to the other Party, or sent by registered or certified mail, postage prepaid, to the addresses listed below each Party's signature hereto or to such other address with respect to which notice is subsequently provided in the manner set forth above.

12.    Applicable Law. This Agreement shall be governed by, interpreted under and construed in accordance with the laws of the State of Pennsylvania without reference to its choice of law provisions.
13.    Condition of the Partnership. The Protected Partners are fully aware of the financial condition of the Partnership and are executing and delivering this Agreement based solely upon their own independent investigation of all matters pertinent hereto and are not relying in any manner upon any representation or statement of the Lender. Each Protected Partner hereby represents and warrants that it is in a position to obtain, and hereby assumes full responsibility for obtaining, any additional information concerning the Partnership's financial condition and any other matter pertinent hereto as it may desire, and it is not relying upon or expecting the Lender to furnish to it any information now or hereafter in the Lender's possession concerning the same or any other matter. By executing this Agreement, the Protected Partners knowingly accept the full range of risks encompassed within a contract of this type, which risks they acknowledge. The Protected Partners shall have no right to require the Lender to obtain or disclose any information with respect to the Obligations, the financial condition or character of the Partnership, the Partnership's ability to pay or perform the Obligations, the existence or nonexistence of any guaranties of all or any part of the Obligations, any action or non-action on the part of the Lender, the Partnership, or any other person, or any other matter, fact or occurrence whatsoever.
14.    Counterparts. This Agreement may be executed in counterpart (including by facsimile) with the same effect as if all Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement, and any other documents to be executed or delivered in connection herewith, may be delivered by each party to the other parties by transmitting executed copies hereof or thereof by facsimile or electronic mail, to be followed by delivery of original executed versions hereof as soon as reasonably practicable thereafter.

15.    Understanding With Respect to Waivers. The Protected Partners warrant and represent that each of the waivers set forth above is made with full knowledge of its significance and consequences, and that under the circumstances, the waivers are reasonable and not contrary to public policy or law. If any of said waivers is determined to be contrary to any applicable law or public policy, such waiver shall be effective only to the maximum extent permitted by law.

In Witness Whereof, the parties hereto have executed this Agreement as of the date first above written.

GENERAL PARTNER
LIBERTY PROPERTY TRUST
By:_______________________________
Name: George J. Alburger, Jr.
Title: Executive Vice President and Chief Financial Officer

Protected Partner and address of Protected partner	Signature	Date

Exhibit A

Protected Partners	Maximum Liability	Shortfall Percentage
Hubbell Realty Corporation	$1,200,000	5.97
Jack W. Shoemaker	$50,000	0.25%
Ronald E. Soderling TTEE	$4,000,000	19.91%
Denise D. Hatch	$250,000	1.24%
Kris Nielsen	$250,000	1.24%
Debbie Christensen	$340,000	1.69%
Roger J. Roelle	$500,000	2.49%
Forbes W. Burdette Gary Harris Goodman and/or Victoria Goodman, Trustees	$750,000 $750,000	3.73% 3.73%
Del Heil	$4,000,000	19.91%
Luke V. McCarthy	$4,000,000	19.91%
John R. Provine	$4,000,000	19.91%
Total:	$20,090,000	100%

EXHIBIT E TO NINTH AMENDMENT

Form of DRO
DEFICIT RESTORATION OBLIGATION AGREEMENT OF THE PROTECTED PARTNERS
This Deficit restoration obligation agreement, dated as of November_____, 2011 (this “Agreement”), is entered into by LIBERTY PROPERTY TRUST, a Maryland real estate investment trust, as general partner (the “General Partner”) of LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership (the

“Partnership”), for itself and on behalf of the limited partners of the Partnership, and the Partners (the "Protected Partners") listed on Exhibit "A" hereto.
Whereas, the Partnership was organized and is operated in accordance with the terms of that Second Restated and Amended Agreement of Limited Partnership of the Partnership, as amended, (as amended, the “Partnership Agreement”),
Whereas, pursuant to the authority granted to the General Partner pursuant to Section 14.1(b) of the Partnership Agreement, the General Partner desires to amend the Partnership Agreement to set forth certain additional obligations of the Protected Partners and the Protected Partners agree to make the additional cash contributions to the Partnership as described herein.
Now, therefore, in consideration of good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged and intending to be legally bound hereby, the General Partner and the Protected Partners agree as follows:
1.    Restoration of Deficit Capital Accounts of Protected Partners Upon the Liquidation of the Partnership.
Notwithstanding the limitations on additional Capital Contributions of Partners under Section 4.1 of the Partnership Agreement, if a Protected Partner has Deficit Balance in its Capital Account (as hereafter defined and after giving effect to all contributions, distributions, and allocations for all Partnership Years or portions thereof, including the year during which such liquidation occurs), such Protected Partner shall be obligated to make a contribution to the Partnership with respect to any such Deficit Balance in its Capital Account upon a liquidation of the Partnership in an amount equal to the lesser of: (i) such Deficit Balance in its Capital Account or (ii) such Protected Partner's Protected Amount. No Limited Partner shall have any right to become a Protected Partner, to increase its Protected Amount, or otherwise agree to restore any portion of any deficit that may exist in its Capital Account, without the express written consent of the General Partner, in its sole and absolute discretion. Any contribution required of a Partner under this Agreement shall be made on or before the later of (i) the end of the Partnership Year in which the interest is liquidated or (ii) the ninetieth (90th) day following the date of such liquidation. The proceeds of any contribution to the Partnership made by a Protected Partner with respect to a Deficit Balance in its Capital Account shall be treated as a Capital Contribution by such Protected Partner and the proceeds thereof shall be treated as assets of the Partnership for the purposes of the Partnership Agreement. The term “Deficit Balance in its Capital Account” shall mean the negative balance, if any, in such Partner's Capital Account computed in accordance with the rules regulating the calculation of capital account balances under Treasury Regulations § 1.704-1(b)(2)(iv) and the term “Protected Partner's Protected Amount” shall mean the excess, if any, of the amount set forth next to the Protected Partner's name on the signature page of this Agreement under the caption Protected Partner's Protected Amount over the Protected Partner's share of the nonrecourse indebtedness of the Partnership (as determined under Treasury Regulation § 1.752‑3).

2.    Restoration of Deficit Capital Accounts Upon a Liquidation of a Partner's Interest.
If a Protected Partner's interest in the Partnership is "liquidated" within the meaning of §1.704-1(b)(2)(ii)(g) of the Regulations (other than in connection with a liquidation of the Partnership), such Protected Partner shall be required to contribute cash to the Partnership equal to the amount the Protected Partner would be required to contribute to the Partnership pursuant to Paragraph 1 of this Agreement. For this purpose, (i) the Protected Partner's Deficit Balance in its Capital Account shall be determined by taking into account all contributions, distributions, and allocations for the portion of the Partnership Fiscal Year ending on the date of the liquidation or redemption, and (ii) solely for purposes of determining such Protected Partner's Deficit Balance in its Capital Account, the General Partner shall redetermine the Gross Asset Value of the Partnership's assets on such date based upon the principles set forth in § 1.704-1(b)(2)(iv) of the Regulations governing the revaluation of partners' capital account balances, and shall take into account the Protected Partner's allocable share of any unrealized gain or unrealized loss resulting from such redetermination in determining the Deficit Balance in its Capital Account. The amount of any payment required hereunder shall be due and payable on or before the later of (i) the end of the Partnership Fiscal Year in which the interest is liquidated or (ii) the ninetieth (90th) day following the date of such liquidation.
3.    Reaffirmation.
Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner and each Protected Partner hereby ratifies and affirms.
4.    Transfer of a Protected Partner's interest in the Partnership.
From and after any time as a Protected Partner sells, assigns, exchanges or otherwise transfers their entire interest in the Partnership in accordance with the terms of this Agreement, regardless of whether the purchaser, assignee or transferee becomes a Substitute Limited Partner, such Protected Partner shall no longer have obligations under this Agreement which have not accrued  prior to such purchase, assignment, exchange or transfer.
5.    This Agreement can be modified only in writing duly executed by the General Partner and the Protected Partner to whom the modification relates.
6.    Any notices, communications and waivers under this Agreement shall be in writing and shall be (i) delivered in person, (ii) mailed, postage prepaid, either by registered or certified mail, return receipt requested, or (iii) by overnight express carrier, addressed in each case as follows:

To Partnership:	500 Chesterfield Parkway, Malvern, PA 19355

To Protected Partner:	At the address noted on the signature page under the Protected Partner's name or to any other address as to any of the parties hereto, as such party shall designate in a written notice to the other party hereto. All notices sent pursuant to the terms of this Paragraph shall be deemed received (i) if personally delivered, then on the date of delivery, (ii) if sent by overnight, express carrier, then on the next federal banking day immediately following the day sent, or (iii) if sent by registered or certified mail, then on the earlier of the third federal banking day following the day sent or when actually received.
7.    If any action or proceeding is instituted to enforce the terms hereof, the prevailing party in such action or proceeding shall be entitled to reasonable attorneys' fees, costs and expenses of the prevailing party.
8.    Each Protected Partner certifies that he/she has full power, authority and right to execute and deliver this Agreement.
9.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which when taken together shall constitute one agreement. It is understood and agreed that photostatic or facsimile signatures of the original signatures of this Agreement, and/or photostatic or facsimile copies of this Agreement fully executed, shall be deemed to be an original for all purposes.
In Witness Whereof, the parties hereto have executed this Agreement as of the date first above written.

GENERAL PARTNER
LIBERTY PROPERTY TRUST
By:_______________________________
Name: George J. Alburger, Jr.
Title: Executive Vice President and Chief Financial Officer

Protected Partner and address of Protected partner	Protected Partner Protected Amount	Signature	Date